Conference Call Script
1st Quarter 2025 Results
Tuesday, July 22, 2025
11:00 a.m. local time

Facilitator:

Good morning, and welcome to the Peoples Bancorp Inc. conference call. My name is Betsy, and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the three and six months ended June 30, 2025. (Operator Instructions). After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements, and involve a number of risks and uncertainties detailed in the Peoples' Securities and Exchange Commission filings. Management believes that the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' second quarter 2025 earnings release and earnings conference call presentation were issued this morning, and are available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP measures, is included at the end of the earnings release.

This call will include about 15-20 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on the peoplesbancorp.com in the Investor Relations section for 1 year.

Participants in the call today will be Tyler Wilcox, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Wilcox, you may begin your conference.

Tyler Wilcox:

Thank you, Betsy. Good morning, everyone, and thank you for joining our call today. This morning, we reported diluted earnings per share of $0.59 for the second quarter of 2025.

We had improvements in our quarterly results in many areas, including annualized loan growth of 11%, our net interest income increased over $2 million, while our net interest margin expanded 3 basis points, which includes reductions in accretion income of nearly $1 million. For the second quarter, accretion income added 12 basis points to net interest margin, compared to 17 basis points for the linked quarter. This is the fourth straight year we have had core net interest margin expasion which excludes accretion income.

Our fee-based income was relatively stable, as improvements in several areas mostly offset the reduction in insurance income due to the annual performance-based insurance commissions we recognized in the first quarter. Our non-interest expense declined, and was within our guided range. Our pre-provision net revenue exceeded consensus estimates for the quarter, and our tangible equity to tangible assets ratio was stable at 8.3%.

During the second quarter, our overall allowance for credit losses grew $9.4 million, to 1.13% of total loans. This increase in our ratio puts us more in-line with the median of our peers, which was at 1.17% at March 31st. For the second quarter, our provision for credit losses totaled $16.6 million, an increase of $6.5 million from the linked quarter. Our second quarter provision for credit losses was comprised of $7 million in net charge-offs, which was down from $8.1 million for the linked quarter, a $3.8 million increase in reserves on individually analyzed loans, a $2.5 million increase in reserves on small-ticket leases, a $2.3 million net increase related to a periodic refresh in our loss drivers utilized within the CECL model, and the remainder of the increase was due to deterioration in the economic forecasts, coupled with loan growth during the quarter. For more information on our provision for credit losses, please refer to our accompanying slides.

Our annualized net charge-off rate was 43 basis points, an improvement from 52 basis points for the linked quarter. The reduction was driven by lower small-ticket lease charge-offs. As mentioned last quarter, we expected a reduction in our charge-offs from our small-ticket leasing business, but that they would remain elevated. We were down from $5.4 million in net charge-offs for the previous quarter, to $4.8 million for this quarter. For the second quarter, our annualized net charge-off rate for our small-ticket leasing business was 11.51%, compared to 11.97% for the first quarter, and down from the peak of 13.35% for the fourth quarter of 2024. For additional details on our small-ticket leasing business please refer to the accompanying slides in our presentation.

Our nonperforming assets increased a little over $800,000 and were 49 basis points of total assets compared to 50 basis points at March 31st. The increase was due to higher balances in 90 or more days past due and accruing, and was due to increases mostly within our premium finance portfolio. The past due premium finance loans are mostly due to the timing of the receipt of expected proceeds from carriers on cancelled policies, which we have noted previously, on occasion, as administrative delinquencies. These increases were partially offset by lower nonaccrual loans.

Our criticized loans grew $18 million, which was largely due to the downgrade of one commercial relationship. We are optimistic that we will be able to exit this credit with little loss exposure. Our classified loan balances as a percent of total loans declined to 1.89%, compared to 1.93% at March 31st. Our second quarter delinquency rates improved, as the portion of our loan portfolio considered current was 99.1%, compared to 98.5% at the linked quarter end.

To this point, we have not observed impacts to our loan growth or credit metrics from the tariffs, but continue to closely monitor our portfolio for the potential effects of tariffs to both. We have experienced increased loan demand, which was reflected in our pipelines last quarter and in our loan growth this quarter.

Moving on to loan balances, we had loan growth of $173 million, or 11% annualized, compared to the linked quarter end. We had balanced growth in all categories, which included commercial and industrial loans of $64 million, residential real estate loans of $30 million, constructions loans of $22 million, commercial real estate loans of $18 million, premium finance loans of $14 million, and consumer indirect loans of $12 million. We had lease balance growth of $5 million during the quarter which was driven by our mid-ticket leasing business. At quarter end, our commercial real estate loans comprised 34% of total loans, about 35% of which were owner-occupied, while the remainder were investment real estate. At quarter end, 46% of our total loans were fixed rate, with the remaining 54% at a variable rate.

I will now turn the call over to Katie for a discussion of our financial performance.

Katie Bailey:

Thanks, Tyler.

We had improvements in our net interest income this quarter, which was up over $2 million, or 3%, compared to the linked quarter, while our net interest margin expanded 3 basis points to 4.15%. The primary driver of the increase was a reduction in our deposit and borrowing costs, which declined 10 basis points and 18 basis points, respectively. For the second quarter our deposit costs were 1.76%.

Our accretion income declined to $2.6 million, and contributed 12 basis points to net interest margin, compared to $3.5 million, and 17 basis points, for the linked quarter. As Tyler mentioned, excluding accretion income, our core net interest margin has expanded for the last four consecutive quarters.

For the first half of 2025, our net interest income was relatively stable, and our net interest margin was down 8 basis points, compared to 2024. The reduction in our net interest margin was entirely due to lower accretion income, which was $6.1 million for 2025, contributing 15 basis points to margin, compared to $12.3 million, or 30 basis points for 2024. Excluding the impact of accretion income, our year-to-date core net interest margin expanded 7 basis points, compared to the prior year. Reductions in our loan yields compared to the prior year were offset by higher investment yields, coupled with decreases in our deposit and borrowing costs. Our deposit costs declined 10 basis points during the first half of 2025, compared to 2024.

We are currently in a relatively neutral interest rate risk position, and have actively been managing our funding costs, even without further reductions from the Federal Reserve.

Moving on to our fee-based income, we experienced a decline of 1% compared to the linked quarter, which was primarily due to performance-based insurance commissions we recognized in the first quarter. These commissions for the first quarter totaled $1.5 million, and are typically received annually during the first quarter, resulting in the decline for the second quarter. This reduction was partially offset by higher lease income, electronic banking income, trust and investment income, and commercial loan swap fees. The improvement in lease income was largely driven by gains recorded on early termination of leases through our mid-ticket leasing business.

For the first half of 2025, fee-based income grew $4 million, or 8%, compared to 2024. The improvement was due to higher lease income, which grew $3.5 million.

As it relates to our non-interest expenses, we were within our guided range at $70.4 million, which was a 1% decline from the linked quarter. The majority of the reduction was related to lower salaries and employee benefit costs, which were higher in the linked quarter due to additional costs related to stock-based compensation expense and employer health savings account contributions we record annually in the first quarter. This reduction was partially offset by higher professional fees and data processing and software expense.

For the first half of 2025, non-interest expenses grew $3.9 million, or 3%, compared to 2024. The increase was due to higher salaries and employee benefits costs, data processing and software expense, and professional fees. At the same time, we had reductions in amortization of other intangible assets, other expense, and net occupancy and equipment expense.

Our reported efficiency ratio was 59.3%, and improved compared to 60.7% for the linked quarter. The improvement was driven by higher net interest income, coupled with reductions in non-interest expenses, compared to the linked quarter.

For the first half of 2025, our reported efficiency ratio was 60.0%, compared to 58.6% for the first half of 2024. The efficiency ratio was negatively impacted by lower accretion income during 2025, compared to 2024, along with increased non-interest expense, mostly due to higher salaries and employee benefits costs.

Looking at our balance sheet at quarter end, the highlight is our annualized loan growth of 11% compared to the linked quarter end. This loan growth , coupled with seasonal declines in our deposits nudged the loan-to-deposit ratio to 86%, from 83% at March 31st.

Our investment portfolio grew around $140 million compared to the linked quarter-end, and was driven by investments in higher-yielding bonds around 5.3%, while some lower-yielding securities paid off, improving our overall investment yield for the quarter. Our investment securities comprised 21% of total assets at June 30th, which was slightly higher than our target range of 18 to 20% but we are satisfied with the higher-yielding securities we have added. We will continue to be opportunistic with the investment portfolio as we look to obtain higher-yielding securities.

Compared to March 31st, our deposit balances declined 1%, or $98 million. Our governmental deposits were at a seasonal high at March 31st, and decreased $52 million during the second quarter. We also had reductions in our money market accounts of $40 million and interest-bearing checking accounts of $28 million. These declines were partially offset by retail CD growth of $39 million. Our demand deposits as a percent of total deposits remained flat compared to March 31st, and was 34% at quarter-end. Our non-interest bearing deposits to total deposits was flat at 20% for both periods. Our deposit composition was 78% in retail deposit balances, which included small businesses, and 22% in commercial deposit balances. Our average retail client deposit relationship was $23,000 at quarter-end, while our median was around $2,300.

Moving on to our capital position, most of our regulatory capital ratios declined compared to the linked quarter-end. This was due to earnings, net of dividends, not outpacing the impact of loan growth to risk-weighted assets for the quarter. Our tangible equity to tangible assets ratio was stable at 8.3% at quarter-end, and at March 31st. Our book value per share grew 1%, while our tangible book value per share increased 2%, compared to the linked quarter-end.

Finally, I will turn the call over to Tyler for his closing comments.

Tyler Wilcox:

Thank you, Katie.

During the second quarter, our small-ticket leasing business continued to experience elevated charge-off levels over historical rates. We knew this was going to be an issue for a period of time as we continued to reduce our exposure in the high balance accounts, which we stopped originating in mid-2024. We also experienced increased delinquencies within the portfolio, which contributed to the higher charge-offs and provision for credit losses. Industry data from the first quarter of 2025 indicated that the equipment financing industry as a whole has seen an uptick in charge-off rates, related to economic stress and uncertainty, and the heightened rate environment.

Our small-ticket leasing portfolio has declined in size from around $220 million at June 30, 2024, to approximately $160 million at quarter-end. We expect balances to continue to decline in the near future. To put this in perspective, at the end of the second quarter, this portfolio totaled 2% of our total loan balances.

Our small-ticket leasing net yield for the second quarter was over 14%, which continues to be well above any of our other loan yields. For the second quarter of 2025 our small-ticket leasing business added 20 basis points to net interest margin, and added 21 basis points for the first half of 2025.

We continue to expect some cleanup in our high balance accounts within the small-ticket leasing business, which totaled $22 million at June 30th. We are working diligently to return to the 4-5% net charge-off rate for this line of business, which we continue to believe is attractive, considering our yield on the portfolio. For more information on our small-ticket leasing business and high balance accounts, please refer to our accompanying slides.

For the remainder of 2025, excluding non-core expenses, we expect to achieve positive operating leverage for 2025 compared to 2024. Assuming three 25 basis points reductions in rates from the Federal Reserve in the second half of the year, we anticipate a full year net interest margin between 4.00-4.20%. We continue to be in a relatively neutral position so that declines in interest rates have a minor impact to our net interest margin.

We believe our fee-based income growth will be in the mid-single-digit percentages compared to 2024. We expect quarterly total non-interest expense to be between $69 million and $71 million for the third and fourth quarters of 2025. We believe our loan growth will be between 4-6 percent percent compared to 2024. We expect that the small-ticket leasing net charge-offs will plateau over the last two quarters of the year. We will continue to evaluate delinquency trends and the remaining exposure of high balance accounts for expectations as we get closer to 2026. We believe quarterly provision for credit losses will be lower over the next couple of quarters, compared to the second quarter, excluding any negative impacts to the economic forecasts.

As always, we continue to focus on our core business principles. We are actively managing our balance sheet, including our interest rate risk profile. We are also generating promising levels of loan growth with high underwriting standards to protect our credit quality. We are offering our clients competitive deposit rates, while developing long-term relationships and offering other services that differentiate us from other institutions. We make it a priority to give a solid return to our investors. We work to give back to our communities in meaningful ways and we strive to provide our employees with a workplace that is one of the best in the country. Our recent recognition for the second year in a row, as one of “America’s Greatest Workplaces 2025” by Newsweek illustrates our commitment to our employees.

This concludes our commentary, and we will open the call for questions. Once again, this is Tyler Wilcox. And joining me for the Q&A session is Katie Bailey, our Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator. Thank you.

Questions and Answers

Operator:
We will now begin the question-and-answer session. (Operator Instructions). The first question today will come from Daniel Tamayo with Raymond James. Please go ahead.

Daniel Tamayo:
Maybe just starting on the charge-offs, and the credits obviously really focused on the small-ticket leasing. But you have that slide in there that has the net charge-offs for the small-ticket leasing relative to everything else, basically. So just curious you talked about plateauing in the back half of the year for the small-ticket leasing charge-offs how you’re thinking about the pace of those two lines kind of coming together over time, and how we should think about kind of overall charge-off levels as you guys are kind of backing off of that portfolio.

Tyler Wilcox:
Thanks, Danny. A couple of thoughts. One, I think as we demonstrate, the charge-offs have been and will continue to be, to a degree, highly correlated with the high-balance accounts, so we wanted to be able to demonstrate the decline of that portfolio and also the fact that we are not building that portfolio back on the back end with new production. And so as we look at the next two quarters, which I think we have pretty good visibility into, we would expect charge-offs in the small-ticket leasing to be consistent with basically the second quarter, where that’s been. Could be a little up, could be a little down, but that’s kind of what we’re trying to communicate by saying that we expect it to plateau.
As for the rest of the charge-offs, I mean, the health of the—I can’t emphasize enough the health of the core commercial portfolio. And you look at the charge-off breakdown of the non-small-ticket leasing, the indirect portfolio charge-offs declined in a meaningful way from the first quarter to the second quarter, and the charge-offs in the remainder of the entire portfolio have been nominal at best. So we expect that trend to continue, that core strength in the 98 percent of the rest of the portfolio.

Daniel Tamayo:
Okay. Terrific. That’s very helpful. And then from a reserves perspective, you added specific reserves. I’m assuming that those were primarily related to the small-ticket leasing. How should we think about—you’ve got the CECL impact, where you made changes on the loss drivers. How should we think about, kind of, as these small—or as the specific reserves are charged off, but you also have the loss drivers, which maybe you could give a little bit of colour on—how that might impact overall reserves or, yeah, in the next few quarters?

Tyler Wilcox:
Sure. Let me give a little bit of clarity on two of those items and then circle back to answer your question a little bit. One, I would say this—obviously, it’s a big provision number. There’s a confluence of a variety of pieces here that combine to land in the second quarter that resulted in this big number. With respect to your question about the individually analyzed, which is about $3.8 million of the $16 million, only about half of that is attributable to a small number of high-balance accounts within the small-ticket leasing. The other half consists of one commercial relationship that we’re provisioning for, that we expect some recovery on going forward, but it’s really kind of a timing issue.
With respect to the loss drivers, on a kind of every-other-year basis where the CECL sausage making, if I could say that, gets updated, and we take a look at a number of things that demonstrate probability of default, and there’s a lot that goes into that calculation. But essentially, it’s a bit of a backwards-looking analysis of the portfolio, in addition to economic conditions, and in addition to comparison to a select peer group that we use as well.
So two years ago, when we updated our loss drivers, we saw about an $800,000 impact with that same analysis. So maybe it’s unfortunate that it landed alongside these other items, but it’s the time to do it, and we follow our CECL process whether or not it lands at the right time for us, regardless. So that’s what that represents. So let me stop there and see if I was able to clarify that for you.

Daniel Tamayo:
No. That’s very helpful. So I guess that I’m just trying to figure out kind of where you guys are now from a reserves perspective. Does the back half of the small-ticket losses expected impact where the reserves might move? If there’s some specific reserves, maybe even that commercial one that comes out and the other small-ticket specific reserves that come out, versus the elevated losses on the small ticket in the like next couple of quarters. Just trying to see how that—where you think that, that might kind of move out, if they kind of offset, roughly, or they’re still moving upwards. I know it’s a lot of—

Tyler Wilcox:
I mean, so let me just qualify it and say, obviously, one of the components of this one was the $2.5 million in additional reserves because a certain tranche of the small-ticket leasing was experiencing some elevated delinquency. So we’ll obviously be really close to that portfolio.
But I guess, to answer your question simply, we believe this is the peak, and we believe that we’re going to be down from here and that we’re appropriately reserved at this point for all of our portfolios, but particularly with the small-ticket leasing.

Daniel Tamayo:
That’s great. Really helpful there. Okay. I’ll step back. Appreciate all the colour.
Tyler Wilcox:
Thank you.
Operator:
Your next question is from Adam Kroll with Piper Sandler. Please go ahead.

Adam Kroll:
Hi. Good morning. This is Adam Kroll on for Nate Race, so thank you for taking my questions.
Tyler Wilcox:
No problem.

Adam Kroll:
Yeah. So you had really solid loan growth during the quarter. And you obviously kept the loan growth guide at mid-single digits for 2025. So I was just wondering if you could provide some colour on that. Was there some pull forward during the quarter? Or maybe increased line utilization? Or is that just being more conservative, given the continued uncertainty on tariffs? And just any colour on those various drivers.

Tyler Wilcox:
Yes. No. Thank you for the question. I think a couple of thoughts there.
I don’t think we’re being too conservative. We guided, after the first quarter, putting up a 4 percent annualized. We guided to a strong second quarter because the pipelines demonstrated that.
One of the—we had great production in the first half total. We had about—I’ll give you the number here. We had about $171 million of pay-downs against our production for the first half. We expect probably a little over $400 million total pay-downs for the full year.
So when we think about the guidance for the second half, we are very optimistic about the portfolio and the pipelines going into the third quarter. But we think the pay-downs will be slightly elevated relative to the first half. And so that’s kind of where that is coming from, when you combine the 4 percent first quarter, 11 percent second quarter, a little bit increased pay-downs, but still very strong loan demand. And I would say robust growth across the broad swath of all of our businesses, so a lot of optimism there.
But that’s why the guide stays kind of at that 4 percent to 6 percent range and maybe, at this point, in the middle to the higher of that range.

Adam Kroll:
Got it. That’s super helpful. Maybe switching to the funding side.
I know there was some seasonality during the quarter, but I was just curious, what’s your outlook on the deposit growth side for the rest of ’25? And maybe what you’re seeing in terms of deposit pricing among competition? And maybe how that’s changed over the last 90 days or so?

Katie Bailey:
Yeah. So the outlook on deposit growth as we proceed to Q3 and 4, the seasonality will continue in that it will peak—our governmental deposits will peak back up, we expect, at 9/30, and then they revert back down as of 12/31. So the high points are March 31st and September 30th, and the low points are generally 6/30 and 12/31. So from the governmental line, we’ll see some growth in the third quarter.
As it relates to the other categories, I’d say they were relatively stable. We had some reductions in the quarter, as we noted. I’d say non-interest bearing was relatively flat. We continue to seek those opportunities and retain those clients.
We have other lower cost funding in our interest-bearing and savings accounts that we were able to largely maintain balances. We had a slight reduction in interest-bearing. But the sales team is continuing to have the conversations with the clients, and we’re optimistic that we’ll maintain and see some slight growth in those categories.
The one we’ve had the most meaningful growth in is retail CDs. And as you can see from our deposit costs quarter to quarter we had some reduction in that. And we continue to manage the rate we pay on those, but we’re still seeing some strong pipelines and strong efforts by the sales team. So I’m optimistic Q3 will see some continued growth in deposits, and then we’ll see some seasonality in Q4 again.
And then—oh, sorry—the other piece of your question, sorry, was on deposit competition. And I’d say it’s relatively stable. There’s always an outlier here or there in the different geographies that we cover, but I’d say it’s pretty consistent during the second quarter as it was in the first quarter.

Adam Kroll:
Got it. And so last one from me, just kind of going off that, Katie. Do you see any opportunities to reduce non-maturity deposit costs if the Fed were to remain on hold in the third quarter?

Katie Bailey:
Yeah. We continue—so I think I’ve shared this before. We have regular pricing committee meetings, and we’ve continued to move our deposit rates, even with the Fed being constant in where they’ve kept short-term rates. So we continue to be actively managing that portfolio and looking for opportunities to reduce that, the cost there.

Adam Kroll:
Got it. Thanks for taking my questions.

Tyler Wilcox:
Thank you.

Katie Bailey:
Thank you, Adam.

Operator:
The next question comes from Tim Switzer with KBW. Please go ahead.

Tim Switzer:
Hey. Good morning, guys. Thanks for taking my questions.

Katie Bailey:
Good morning.

Tyler Wilcox:
Good morning, Tim.

Tim Switzer:
I really appreciate all the detail on the credit outlook, but could you help us understand the overall profitability of the North Star business? It looks like about—if I’m looking at that slide deck, about a 250-basis-point risk-adjusted spread. How is the profitability below that line? Your deck mentions 6 percent plus

ROA the last two years, obviously pretty good for any bank segment. But can you help us understand the variable and fixed expenses and maybe where the ROA’s sitting now?

Katie Bailey:
Yeah. I mean, I think we’ve seen—so the first few years we owned that, they were very strong in all categories. I think we’ve given some of that back in the current year, so the profitability has been tightened and reduced significantly.
There’s been active management of that portfolio and that team, and we’re continuing to look for ways to regain the profitability and their performance outlook. So I’d say it’s not as strong as we would like right now, but it’s on a trajectory to get back to where it was previously.

Tyler Wilcox:
Yeah. And the only thing I would add, just to echo what Katie said, is we have and we’ll continue to restructure the infrastructure of that business commensurate with the portfolio size and on the go-forward, so that it will be a profitable engine and positively add to the greater whole.

Tim Switzer:
Okay. And you guys mentioned you haven’t observed any impacts from tariffs yet. Could you let us know, maybe, what kind of review you’ve done of your loan portfolio and overall customer base on who’s most exposed to tariffs? And like maybe which geographical markets and industries you’re most exposed to?

Tyler Wilcox:
Yeah. Absolutely. So we’ve done a broad review of our entire portfolio, going back stretching into the first quarter for impacts.
Broadly, we’ve looked at essentially every loan relationship that we have on the commercial side over a couple million dollars. We have particularly done a deep dive into our auto business as well as our manufacturing businesses to see what the potential impact would be and to see if there’s forward risk. We obviously are big in the automotive business.
If I could give you one anecdote where I do think tariffs have seen an impact is in our indirect business. We saw a record application volume in March of 8,500 applications, which dropped back in the most recent months to about 7,200 applications, where you saw consumers kind of maybe pre-buying in anticipation of tariffs. But yeah, that spike didn’t really lead to any anomalies.
So I would say the health of the commercial portfolios, the health of all of the varied businesses that we have, has not been materially impacted by the tariffs. But in the course of our activities that we do to monitor all of our loan relationships, that is kind of number one on the Q&A and number one upon our review with the clients and number one upon our review of the financial statements as we receive them and monitor covenants and monitor the expected outlook.

Tim Switzer:
Perfect. That was great colour. Thank you, guys.

Tyler Wilcox:
No problem.

Katie Bailey:
Thanks, Tim.

Operator:
The next question comes from Manuel Navas with D.A. Davidson. Please go ahead.

Manuel Navas:
Hi. Good morning.

Tyler Wilcox:
Manuel.

Manuel Navas:
I’m just thinking about some of the near-term NIM dynamics. The PAA came down a little bit. Should we expect PAA at this level?
Also happy to hear kind of commentary around loan pricing trends and deposit trends, deposit pricing trends.

Tyler Wilcox:
Manuel, did you ask about NPAs? Was that your question?

Katie Bailey:
No.

Tyler Wilcox:
Oh, I’m sorry.

Manuel Navas:
It was about—

Katie Bailey:
He asked about accretion.

Tyler Wilcox:
Okay. I had trouble hearing you. I’m sorry.

Katie Bailey:
Yeah. Sorry. So as it relates to accretion, just to level set. So it impacted margin by 12 basis points. It was beneficial to margin by 12 basis points in the second quarter compared to 17 in the first quarter.
And so I think we’re—as we had guided before, think that we’ll continue to stay in that range as we proceed through the year. We might see it go up a basis point or two from the 12, but I think in the mid to low teens is where we expect to be for the year and for the back half of the year.
As it relates to deposit pricing, I think I touched on this a little bit earlier. So we continue to actively manage deposit costs, even in light of Fed not taking action in the first half of the year. And we’ll continue to do so as we proceed through the year and obviously be more aggressive to the extent the Fed takes action.
On the loan pricing, I think we’re still staying diligent, both on the credit side of loans and on the rate side. So we’re happy with where those spreads are coming in in the quarter.

Tyler Wilcox:
Yeah. The yields and pricing discipline have been consistent quarter to quarter and for a while now in this rate environment.

Manuel Navas:
Great. At some point, if you get the leasing back to prior profitability, there shouldn’t be any NIM impact. Correct?

Katie Bailey:
So if we get it back to where it historically had been, we would likely see some benefit to our margin, in the fact that those are generally 19 percent to 20 percent yields, and we haven’t seen growth in that portfolio for a few quarters now. So to the extent we can start to see some growth, albeit it’s a small component of the total, but at those yields, that’s pretty attractive, so.

Manuel Navas:
Yeah. That would be great—

Katie Bailey:
There may be slight impact—yeah.

Tyler Wilcox:
Yes.

Manuel Navas:
Your NIM range with the three cuts, what are the cuts? Since you’re so neutral, I just—what are the impacts on each of those cuts within that NIM range?

Katie Bailey:
So the cuts, just to be clear, so we quoted three, again, the one in December, if that transpires, has little to no impact. And as they get later in the year, as there’s less of an impact, but the immediate impact is most on the loan portfolio, given the variable rate component of our portfolio, which is about—I think it’s 54 percent or a little over 50 percent, so.
And then on the funding side, much of our deposits or a meaningful portion is in the retail CDs. And those are generally a five-month rate now. So it’s going to take a little bit of time for those to reprice down, but we’ll continue to stay after it.

Manuel Navas:
And then on the OpEx side, what would drive kind of the higher end of your quarterly run rate range? Or the lower end? Is it a lot of the variable comp and loan growth? Or what else would drive some of the kind of that range of OpEx?

Katie Bailey:
Yeah. So again, we were in the range for the second quarter, one might say towards the higher end of the range at $70.4 million versus the high end being $71 million. And I would say a meaningful driver of that was medical expense, which is pretty variable to us, and so that continues to be a factor at play. And then to your point, I think there is some variable comp as it relates to whether it’s our fee-based businesses or our loan production and how those play out for the remainder of the year.

Manuel Navas:
I appreciate that, the commentary. Thank you.

Katie Bailey:
Thank you.

Tyler Wilcox:
Thank you.

Operator:
The next question comes from Terry McEvoy with Stephens. Please go ahead.

Brandon Rud:
Hi. This is Brandon Rud on for Terry.

Tyler Wilcox:
Hi, Brandon.

Brandon Rud:
My first question is on the downgraded commercial relationship. Do you have the industry that that was in? And then I guess your total exposure to that industry too?

Tyler Wilcox:
Yeah. That is a—first of all, it’s a C&I loan. It is a kind of wholesaler/manufacturer and in Ohio. And the second part of your question, help me out. Sorry.

Brandon Rud:
Your total—any exposure to that industry?

Tyler Wilcox:
A total exposure to that industry specifically? It’s part of a granular portfolio of C&I, really. It’s not particularly tied to any one segment.

Brandon Rud:
Okay. Got it. And I heard you—

Tyler Wilcox:
But no, no correlation to any other concentrations, I guess is what I would say.

Brandon Rud:
Sure. Okay. Thank you. I heard your earlier comment on the leasing charge-offs plateauing in the second half of this year. Is there a specific driver to that step up in the second half? Or is that just an ordinary course of business, before the plateau?

Tyler Wilcox:
Yeah. I think part of it is the—we’ve talked about the active management, especially of the high-balance accounts. And to the extent that those are—we are working those out quickly, you’re seeing that materialize in that charge-off number and, again, because that segment is not growing, it’s only shrinking. There’s a—we believe that there is a kind of lifetime to that portfolio that’s running itself out over the next two quarters, as well as this quarter currently we’re talking about.

Brandon Rud:
Okay. And I guess just my last one on, can you just kind of help me understand the spread between the maturing commercial loans relative to the new production yields? I guess I’m just trying to get an idea of like what the—of how loan yields may drift higher over the next couple quarters and what that magnitude might look like.

Tyler Wilcox:
Over what time frame specifically are you thinking?

Brandon Rud:
Let’s just say over the next 12 months.

Katie Bailey:
I mean, I think it’s been pretty stable, and that’s the expectation on a go-forward, that the spread will remain stable. We’re not just going to chase—we’re going to—we’re not going to compromise credit or kind of profitability just for the deal.

Tyler Wilcox:
Yeah. And to the extent that there’s rate cuts that drive lower pricing across the industry, we will kind of move with the tides, I guess is what I would say. And it’s a competitive market, but it has been a competitive market in this flat rate environment for some time. And so, I believe we will all move together relative to each other.

Brandon Rud:
Okay. Perfect. Thanks for taking my questions.

Tyler Wilcox:
Thank you.

Katie Bailey:
Thank you.

Operator:
As a reminder, if you would like to ask a question, please press *, then 1 to join the question queue.
The next question comes from Daniel Cardenas with Janney Montgomery Scott. Please go ahead.

Daniel Cardenas:
Good morning, guys.

Tyler Wilcox:
Hey. Good morning, Dan.

Katie Bailey:
Good morning.

Daniel Cardenas:
Just a couple questions on capital. I mean, your capital level’s relatively stable on a sequential quarter basis if you look at the TCE ratio. What is your appetite for stock repurchases, given where your capital level is?
And then, maybe a second question, really more on the M&A side, what the environment is like. And where do you see potential opportunities for the PEBO franchise?

Katie Bailey:
Yeah. Dan, as you alluded to, I think our capital levels are stable. I think they’re still strong.
And if you recall, I think that we noted this in our last quarter call. We did purchase some shares in April when bank stock prices were kind of lower. We continue to remain active in that space, but opportunistic. And so we’ll continue to evaluate it as we do each quarter with the board. But we expect to stay kind of in our relatively kind of opportunistic approach and not be overly aggressive with that function.

Tyler Wilcox:
Yeah. And if the capital continues to build, as it has been for a number of quarters, that would be probably the priority over any kind of meaningful buybacks. But as Katie mentioned, we maintain the active plan, and that’s important to be able to be opportunistic.

With respect to M&A, it’s one of the reasons why we want to have a strong capital position is to be, as we’ve talked about for a while now, poised under $9 billion and exercising some strategic patience as to go over—find the right deal to go over $10 billion, which we think will be meaningful and transformative over time.

I think the outlook is good. There’s a lot of deals being announced. We are having a lot of conversations and, whether any of those bear fruit in one quarter or in six quarters, either time frame would be appropriate for us.

We are looking—we continue to look in the slight preference for a larger deal, and we obviously have a slight preference for overlapping deals in existing footprints or expanding where we already are, in states like Virginia or adjacent states like Pennsylvania, southern Indiana, but more Ohio, more West Virginia, more Kentucky. And I would say we’re having conversations in all of those spaces.
And given the asset size, the interest in buying any asset generating, specialty finance businesses, is probably lower, but we will and have been continuing to add talent to the ones that we have.
I don’t know if that covered it for you, Dan.

Daniel Cardenas:
Yeah. No. Perfect. Perfect. Yeah. I think that’s it for me. All my other questions have been asked and answered. Thank you.

Tyler Wilcox:
Thank you.

Katie Bailey:
Thanks, Dan.

Operator:
This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Wilcox for any closing remarks.

Tyler Wilcox:
Yes. I want to thank everyone for joining our call this morning.
Please remember that our earnings release and a webcast of this call, including our earnings conference call presentation, will be archived at peoplesbancorp.com under the Investor Relations section.
Thank you for your time and have a great day.

Operator:
The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.